Exhibit 10.13

Notice of Grant of Incentive Stock Options and Stock Option Agreement	EnPro Industries, Inc. ID: [01-0583945]
[Participant Name] c/o EnPro Industries, Inc. 5605 Carnegie Blvd. Charlotte, NC United States 282094674	Option Number: Plan: ID:	[XXXX] 2020 [xxxxxxx]
Effective [Grant Date], you have been granted stock options (the “Stock Options”) to buy [# of Options] shares of EnPro Industries, Inc. (the “Company”) common stock at $[Option Price] per share (as may be adjusted in accordance with the terms hereof, the “Option Price”). These Stock Options are intended to be Incentive Stock Options under the Company’s 2020 Equity Compensation Plan (as may be further amended form time to time, the “Plan”). The aggregate option price of the shares purchasable under these Stock Options is $[xxx,xxx]. Nevertheless, to the extent that these Stock Options fail to meet the requirements of an Incentive Stock Option under Section 422 of the Internal Revenue Code, these Stock Options shall be reclassified and treated as a Non-qualified Stock Option.

The Stock Options will become vested and exercisable to purchase the amount of shares set forth below on the Vesting Dates set forth below, subject to the provisions of the Plan and the accompanying Stock Option Agreement (the “Agreement”), unless they are vested or forfeited earlier as described herein or in the Agreement, and subject to your continuous employment with the Company or any of its subsidiaries through the applicable Vesting Date. Except as otherwise provided in the Agreement, if you have a Separation from Service, you will forfeit any unvested Stock Options on the date of such Separation from Service.

Shares	Vesting Date

By your signature and the Company’s signature below, you and the Company agree that these Stock Options are granted under and governed by the terms and conditions of the Plan and the Agreement, all of which are attached and made a part of this document.

EnPro Industries, Inc.

By:

Authorized Officer	Date

[Participant Name]	Date

                    [Grant Date]

    STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT AND THE RELATED NOTICES OF GRANT CONSTITUTE PART OF THE PROSPECTUS COVERING SECURITIES REGISTERED UNDER THE SECURITIES ACT OF 1933.

Section 1. The EnPro Industries, Inc. 2020 Equity Compensation Plan (hereinafter called the “Plan”) was most recently approved by the shareholders of EnPro Industries, Inc. (the “Company”) on April 29, 2020. When used in this Agreement, the terms that are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable). A prospectus describing the Plan is enclosed as Exhibit A. The Plan itself is available upon request, and its terms and provisions are incorporated herein by reference.

The Compensation and Human Resources Committee of the Board of Directors (the “Compensation Committee”) has granted to you, as of [Grant Date] (the “Grant Date”), options to purchase shares of Common Stock of the Company at a price of $[Option Price] per share, upon the terms and conditions set forth in this Agreement and the Plan. This Option Price represents the Fair Market Value of the Stock on the Grant Date.

The type(s) of Option granted to you, the dates on which the Options granted to you become exercisable, and the number of shares of Common Stock which become purchasable on each of those dates under each type of Option are set forth in the attached Notices of Grant dated this date.

Once exercisable, all Options granted hereunder shall, subject to the terms and conditions of the Notice of Grant and this stock option agreement (collectively, the “Agreement”), remain exercisable through [insert expiration date, no later than 10 years after Grant Date] (the “Expiration Date”).

This grant and exercise of this Option is subject to the condition that this Option, together with any other Options granted on the Grant Date, will conform with any applicable provisions of any State or Federal law or regulation in force either at the time of grant of the Option or the exercise thereof. The Compensation Committee and the Board of Directors reserve the right pursuant to the condition mentioned in this paragraph to terminate all or a portion of this Option if in the opinion of said Committee and Board, with the advice of counsel of the Company, this Option or the exercise thereof, together with any other Options granted as of the Grant Date, does not conform with any such applicable State or Federal law or regulation.

Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this award, including the grant, vesting or exercise of the Option or the subsequent sale of shares of Stock acquired upon exercise; and (ii) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of the Option, you shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company. In this regard, you authorize the Company to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company or from proceeds of the sale of the shares of Stock. Alternatively, or in addition, to the extent permissible under applicable law, the Company may (i) sell or arrange for the sale of shares of Stock that you acquire to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold shares of Stock otherwise issuable upon exercise of the Option in an amount necessary to satisfy the withholding obligation for Tax-Related Items. Finally, you shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue and deliver shares of Stock upon exercise of the Option if you fail to comply with your obligations in connection with the Tax-Related Items as described in this Agreement.

Section 2. The Option hereby granted may be exercised prior to the Expiration Date as to all or any of the shares then purchasable in accordance with the Notice of Grant by payment in full therefor, at the corporate offices of the Company, either in (a) cash (including checks, bank draft or money order), (b) by delivering Stock previously owned of record by you, (c) by a cashless “net exercise” (based on the Fair Market Value of the shares), (d) by an approved broker-assisted cashless exercise, or (e) by any combination of the foregoing. The Fair Market Value of the Stock so delivered shall be the closing price of the common stock on the New York Stock ExchangeComposite Transactions listing on the day preceding the exercise date. The utilization of Stock for all or part of the Option Price shall be subject to rules and conditions issued by the Board of Directors or the Compensation Committee including but not limited to Stock holding period requirements relating to pyramiding rules, regulations, principles and practices of the Internal Revenue Service, the Securities and Exchange Commission and the accounting profession. Upon receipt of such payment and payment of any required withholding taxes, the Company will issue, sell and deliver fully paid and nonassessable shares of Stock in the amount for which payment is so made. As soon as practicable after such payment, delivery of the shares can be made either by a certificate or certificates representing the shares of stock so purchased or by DWAC, if so requested.

Section 3. You are required to notify the Secretary or Assistant Secretary of the Company, or his or her designee, if you dispose of any of the shares acquired as a result of the exercise of any Incentive Stock Option granted to you hereunder within two (2) years from the date of this Agreement or within one (l) year from the date upon which such shares were acquired by you through the exercise of this Option.

Section 4. The Option hereby granted is personal to you and is not assignable except as otherwise provided herein. Following your death, the Option may be exercised only by the executor or administrator of your estate or, if there is none, the person entitled to exercise the Option under your will or the laws of descent and distribution. Any Non-qualified Stock Options may be transferred prior to death by gift, without any consideration, to Family Members. The Family Members may make no further transfer of this Option.

Section 5. If you have a Separation from Service prior to the Expiration Date, the vesting and exercisability of the Options shall be subject to the following provisions, subject to the provisions of Section 9 below (regarding treatment upon a Change in Control):

(i)    Separation from Service Due to Death or Disability. If you have a Separation from Service prior to the Expiration Date by reason of your death or Disability, then (A) the Option shall become immediately exercisable in full, and (B) to the extent exercisable, the Option shall remain exercisable until the date that is twelve (12) months after the date of your death or Disability, but in no event later than the Expiration Date.

(ii)    Separation from Service Due to Retirement. If you have a Separation from Service due to your Retirement, then (A) the Option shall continue to become vested and exercisable in accordance with the vesting schedule set forth in the Notice of Grant, and (B) to the extent exercisable, the Option shall remain exercisable until the Expiration Date.

(iii)    Involuntary Separation from Service Without Cause. If you have a Separation from Service by action of the Company or a Subsidiary for any reason other than Cause, then (A) to the extent the Option is vested and exercisable as of the date of such Separation from Service under the vesting schedule set forth in the Notice of Grant, the Option shall remain exercisable until the date that is twelve (12) months after the date of such Separation from Service, but in no event later than the Expiration Date, and (B) to the extent the Option is not vested and exercisable as of the date of such Separation from Service in accordance with the vesting schedule set forth in the Notice of Grant, the option shall be immediately canceled and terminated as of the date of such Separation from Service. The Company, in its discretion, may condition such treatment on your providing the Company with a release of claims in such form as the Company may require.

(iv)    Involuntary Separation from Service for Cause. If you have a Separation from Service by action of the Company or a Subsidiary for Cause, then all of the Options then outstanding shall be immediately canceled and terminated as of the date of such Separation from Service, regardless of whether the Option is otherwise vested and exercisable to any extent as of the date of such Separation from Service in accordance with the vesting schedule set forth in the Notice of Grant.

(v)    Any Other Separation from Service. If you have a Separation from Service due to any reason not set forth in Section 5(i) – (iv) above, then (A) to the extent the Option is vested and exercisable as of the date of such Separation from Service in accordance with the vesting schedule set forth in the Notice of Grant, the Option shall remain exercisable until the date that is ninety (90) days after the date of such Separation from Service, but in no event later than the Expiration Date, and (B) to the extent the Option is not vested and exercisable as of the date of such Separation from Service in accordance with the vesting schedule set forth in the Notice of Grant, the Option shall be immediately canceled and terminated as of the date of such Separation from Service.

Section 6. For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Cause” shall be defined as that term is defined in your offer letter or other applicable employment or management continuity agreement; or, if there is no such definition, “Cause” means your Separation from Service with the Company due to (A) the willful and continued failure by you to substantially perform your duties with the Company, which failure causes material and demonstrable injury to the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which the Company believes that you have not substantially performed your duties, and after you have been given a period (hereinafter known as the “Cure Period”) of at least thirty (30) days to correct your performance, (B) the willful engaging by you in other gross misconduct materially and demonstrably injurious to the Company, (C) conviction of a felony or a misdemeanor involving moral turpitude, (D) your willful receipt of an improper personal benefit that demonstrably injures the Company, and (E) your willful and material violation of the Company’s written policies after being provided written notice of such violation and a Cure Period of at least thirty (30) days. For purposes hereof, no act, or failure to act, on your part shall be considered “willful” unless conclusively demonstrated to have been done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company.

(ii)    “Disability” means your becoming totally disabled under the Company’s Long-Term Disability Plan.

(iii)    “Retirement” means your Separation from Service that occurs at least six months after the Grant Date of this Option and after you have attained either (A) age 65, or (B) age [__] with at least [___] years of service with the Company and its Subsidiaries (based on years of service determined under any applicable benefit plan of the Company in which you participate or such other means as determined by the Company), other than a Separation from Service due to your death, Disability, or Cause.

Section 7. This Agreement is not intended to place upon you any obligation to continue, nor to place upon the Company any obligation to continue you, in Service and notwithstanding that some or all of the shares to which your Option relates shall not yet have become vested in accordance with the terms of this Agreement, you and the Company shall be free to terminate your Service as if this Agreement had never been made.

Section 8. The Options are subject to the provisions of Section 15 of the Plan, regarding certain adjustments in connection with changes in capitalization or certain other transactions. The existence of this Award shall not affect in any way the right or power of the Company to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 9. (a) To the extent the Options are assumed, converted or replaced by the resulting entity in a Change in Control, if within two years after the date of the Change in Control you have a Separation from Service either (A) by the Company other than for Cause or (B) by you for Good Reason, then the Options shall become immediately exercisable in full and shall remain exercisable by you for no less than the shorter of (i) two years after the Change in Control date or (ii) the remainder of the full term of this Option.

(b) To the extent the Options are not assumed, converted or replaced by the resulting entity in the Change in Control, then upon the Change in Control, the Options shall become immediately exercisable in full and shall remain exercisable by you for no less than the shorter of (i) two years after the Change in Control date or (ii) the remainder of the full term of this Option.

(c) In the event that the Change in Control is to result in the cancellation of the outstanding shares of Stock with the holders of the Stock receiving the right to receive cash or other consideration, notwithstanding Sections 9(a) and (b), the Compensation Committee (as constituted immediately prior to the Change in Control) may, in its discretion, (i) determine that all then-outstanding Options covered by this Agreement (whether then exercisable or unexercisable) shall be canceled in exchange for a payment having a value equal to the excess, if any, of (A) the product of the Change in Control Price multiplied by the aggregate number of all shares covered by this Option immediately prior to the Change in Control less any shares previously purchased upon any exercise of Options under this Agreement over (B) the Option Price multiplied by the number of such shares, with such payment to be paid as soon as reasonably practicable upon the Change in Control but in no event at any time as results in adverse tax consequences to you under Section 409A, or (ii) terminate any outstanding Options upon the occurrence of the Change in Control if either (A) the Company provides you with reasonable advance notice to exercise all outstanding and unexercised Options prior to the occurrence of the Change in Control or (B) the

Compensation Committee reasonably determines that the Change in Control Price is equal to or less than the Option Price.

(d) For purposes of this Section 9, the following terms shall have the following meanings:

(i) “Good Reason” shall be defined as that term is defined in your offer letter or other applicable employment or management continuity agreement; or, if there is no such definition, “Good Reason” means, provided that you have complied with the Good Reason Process, the occurrence of any of the following events without your consent: (A) a material diminution in your responsibility, authority or duty; (B) a material diminution in your base salary except for across-the-board salary reductions based on the Company and its Subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its Subsidiaries; or (C) the relocation of the office at which you were principally employed immediately prior to a Change in Control to a location more than fifty (50) miles from the location of such office, or your being required to be based anywhere other than such office, except to the extent you were not previously assigned to a principal location and except for required travel on your employer’s business to an extent substantially consistent with your business travel obligations at the time of the Change in Control.

(ii) “Good Reason Process” means that (A) you reasonably determine in good faith that a Good Reason condition has occurred; (B) you notify the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (C) you cooperate in good faith with the Company and its subsidiaries’ efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (E) you terminate your employment for Good Reason within sixty (60) days after the end of the Cure Period. If the Company or its Subsidiaries cures the Good Reason condition during the Cure Period, and you have a Separation from Service due to such condition (notwithstanding its cure), then you will not be deemed to have had a Separation from Service for Good Reason.

(iii) “Change in Control Price” means the per share price to be paid to the holders of Stock in the transaction constituting the Change in Control determined on a fully diluted basis, as determined in good faith by the Compensation Committee as constituted immediately before the Change in Control, if any part of the consideration is payable other than in cash.

Section 10. You are not entitled by virtue of your acceptance of this Agreement to any rights of a shareholder of the Company or to notice of meetings of shareholders or of any other proceedings of the Company.

Section 11. All notices hereunder to the Company shall be delivered personally or mailed to its corporate offices, attention: Secretary, 5605 Carnegie Blvd., Suite 500, Charlotte, North Carolina 28209 and all notices hereunder to you shall be delivered personally or mailed to you at your address noted above. Such addresses for the service of notices may be changed at any time provided notice of such change is furnished in advance to the Company or to you, as the case may be.

Section 12. By accepting this Award, you acknowledge and agree that this Award is subject to the following terms applicable to Awards granted to employees outside the U.S. The Company reserves the right to impose other requirements on the Award to the extent that the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(i) Nothing in the Plan forms part of the terms of your employment and the rights and obligations arising from your employment with the Company and its subsidiaries are separate from, and are not affected by, your participation in the Plan.

(ii) The grant of any Options to you does not create any right for you to be granted any further Options or to be granted Options on any particular terms, including the number of Options to which an Award relates.

(iii) By participating in the Plan, you waive all rights to compensation for any loss in relation to the Plan, including: (A) any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of the participant’s employment); (B) any exercise of a discretion or a decision taken in relation to any award, or any failure to exercise a discretion or take a decision; or (C) the operation, suspension, termination or amendment of the Plan.

(iv) By participating in the Plan, you consent to the collection, holding, processing and transfer of your personal data by the Company and any subsidiary or any third party for all purposes relating to the operation of the Plan, including but not limited to, the administration and maintenance of participant records, providing information to future purchasers of the Company or any business in which you work and to the transfer of information about you to a country or territory outside the European Economic Area or elsewhere.

Section 13. This Agreement and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan as approved by the Board of Directors and shareholders, which are controlling. All decisions or interpretations of the Board of Directors and of the Compensation Committee referred to herein shall be binding and conclusive upon you or upon your executors or administrators upon any question arising hereunder or under the Plan.

This Agreement, when accepted by you, will constitute an agreement between us as of the date first above written, which shall bind and inure to the benefit of our respective executors, administrators, successors and assigns.

    You agree, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company to implement the provisions and purposes of this Agreement.

    In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and the Company regarding the Options. Any prior agreements, commitments or negotiations concerning the options are superseded. Subject to the terms of the Plan, this Agreement may only be amended by a written instrument signed by both parties.

EXHIBIT A

[Attach copy of the current version of prospectus for 2020 Equity Compensation Plan]

A-1